EXHIBIT 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                              APOLLO GROUP, INC.


     FIRST:  The name of the corporation is APOLLO GROUP, INC.

     SECOND: The purposes for which the corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes, at any time. The character of business which the corporation conducts in the State of Arizona is that of a holding company of stock of corporations which are engaged in the business of the operation and management of institutions of higher education.

     THIRD: The total number of shares of capital stock which the corporation shall have the authority to issue is 404 million shares, consisting of three classes of capital stock:

     (a) 400 million shares of Class A Common Stock, no par value per share (the "Class A Common Stock");

     (b) 3 million shares of Class B Common Stock, no par value per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock collectively are sometimes referred to as the "Common Stock"); and

     (c) 1 million shares of Preferred Stock, no par value per share (the "Preferred Stock").


                                 COMMON STOCK

     IDENTICAL RIGHTS. Except as otherwise set forth in this Article THIRD, the rights and privileges of the Common Stock shall be identical, including (without limitation) the right to participate ratably in dividends and liquidation distributions.

     VOTING RIGHTS. Except as otherwise provided herein, the shares of Class A Common Stock shall not be entitled to vote on any matter. Each share of Class B Common Stock shall be entitled to one vote.

     DIVIDENDS. Holders of Common Stock shall be entitled to share ratably and simultaneously as a single class in all dividends and other distributions of cash, shares of capital stock of the corporation, other securities of the corporation or any other company, or any other right or property as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefor. Any dividends payable in common stock of the corporation will be payable solely in Class A Common Stock.

     PREEMPTION AND SUBSCRIPTION RIGHTS. Holders of Common Stock are not entitled to any preemption or subscription rights with respect to their shares of Common Stock.

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     CONVERSION RIGHTS.  No Class A Common Stock may ever be converted into
Class B Common Stock. Each share of Class B Common Stock is convertible into Class A Common Stock at any time at the option of the holder thereof. Such conversion shall be on a share-for-share basis, one fully paid and non-assessable share of Class A Common Stock for each share of Class B Common Stock so converted.

     At the time of a conversion, the record holders of Class B Common Stock shall deliver to the office of the corporation or any transfer agent for the Class A Common Stock (i) the certificate or certificates representing the Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and (ii) written notice to the corporation stating that such record holder elects to convert such share or shares. Conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the corporation of the shares to be converted, and the person exercising such voluntary conversion shall be deemed to be the holder of record of the number of shares of Class A Common Stock issuable upon such conversion at such time. The corporation shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to such person.

     In the event of the conversion of less than all of the shares of Class B Common Stock evidenced by a certificate surrendered to the corporation in accordance with the procedures of this Article THIRD, the corporation shall execute and deliver to the holder of such certificate, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted. Shares of Class B Common Stock that are converted into Class A Common Stock as provided herein shall be retired and canceled and shall not be reissued.

     RESERVATION. The corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.

     CONSIDERATION ON MERGER, CONSOLIDATION, ETC. In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of Common Stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Stock and the Class B Common Stock.

     LIQUIDATION. In the event the corporation shall be liquidated (either partially or completely), dissolved, or wound up, whether voluntarily or involuntarily, the holders of Common Stock shall be entitled to share ratably as a single class in the net assets of the corporation available to holders of Common Stock; that is, an equal amount of net assets shall be distributed in respect of each share of Class A Common Stock and Class B Common Stock.

     CLASS B COMMON STOCK. There are 575,769 shares of Class B Common Stock issued and outstanding. No additional shares of Class B Common Stock shall be issued, except pursuant to any recapitalization or stock split where such recapitalization or stock split results in a proportionate change in the shares of Class A Common Stock.

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     AUTOMATIC CONVERSION OF CLASS B COMMON STOCK.  If at any time the total number of shares of Class B Common Stock outstanding is less than 115,154 (20% of the total number of shares of Class B Common Stock issued and outstanding) (subject to adjustment for any recapitalization or stock split), then each share of Class B Common Stock shall be automatically converted into one fully paid and non-assessable share of Class A Common Stock at such time (the "Conversion Date"). Thereafter, each share of Class A Common Stock shall be entitled to one vote.

     At the time of a conversion, the record holders of Class B Common Stock shall deliver to the office of the corporation or any transfer agent for the Class A Common Stock the certificate or certificates representing the Class B Common Stock, duly endorsed in blank or accompanied by proper instruments of transfer. Conversion shall be deemed to have been effected at the close of business on the Conversion Date. The corporation shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to each record holder of Class B Common Stock.

     NO AMENDMENT OR MODIFICATION. The two immediately preceding sections entitled "CLASS B COMMON STOCK" and "AUTOMATIC CONVERSION OF CLASS B COMMON STOCK" shall be amended or modified only upon: (1) a separate majority vote of the holders of the Class A Common Stock voting as a class; (2) a separate majority vote of the holders of the Class B Common Stock voting as a class; and (3) a separate majority vote of the holders of the Class A Common Stock who do not possess beneficial ownership of any shares of Class B Common Stock.


                                PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the board of directors. Subject to the provisions of this Article THIRD, the board of directors is authorized to determine the designations, preferences, privileges, and voting powers of the shares of each series of Preferred Stock, and the restrictions and qualifications thereof, by resolution duly adopted prior to the issuance of any shares of Preferred Stock, PROVIDED that no series of Preferred Stock shall be entitled to vote on any matter unless also authorized by the holders of at least 80% of the issued and outstanding Class B Common Stock. All shares of Preferred Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payment out of the assets of the corporation upon voluntary or involuntary liquidation, dissolution, or winding up of the corporation.

     FOURTH: The name and address of the statutory agent of the corporation is CT CORPORATION SYSTEM, 3225 North Central Avenue, Phoenix, Arizona 85012. The address of the place of business of the corporation is 4615 East Elwood Street Phoenix, Arizona 85040.

     FIFTH: The number of directors constituting the board of directors of the corporation is eight. The names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders, or until their successors are elected and qualified, are:

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Name                        Address
-------------------------   -------------------------------------
John G. Sperling            4615 East Elwood Street
                            Phoenix, Arizona 85040

William H. Gibbs            4615 East Elwood Street
                            Phoenix, Arizona 85040

Jerry F. Noble              4615 East Elwood Street
                            Phoenix, Arizona 85040

John D. Murphy              4615 East Elwood Street
                            Phoenix, Arizona 85040

Peter V. Sperling           4615 East Elwood Street
                            Phoenix, Arizona 85040

Thomas C. Weir              4615 East Elwood Street
                            Phoenix, Arizona 85040

J. Jorge Klor de Alva       4615 East Elwood Street
                            Phoenix, Arizona 85040

Dino J. DeConcini           4615 East Elwood Street
                            Phoenix, Arizona 85040


     SIXTH: A quorum for the transaction of business at any meeting or adjourned meeting of the Board of Directors shall consist of one-third (1/3) of those then in office.

     SEVENTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

     (a) any breach of the director's duty of loyalty to the corporation or its shareholders,

     (b) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,

     (c) authorizing the unlawful payment of a dividend or other distribution on the corporation's capital stock or the unlawful purchase of its capital stock,

     (d) any transaction from which the director derived an improper personal benefit, or

     (e)  a violation of Arizona Revised Statutes Section 10-041.

     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.